bExhibit 2

Consolidated Financial Statements of

BAYTEX ENERGY LTD.

December 31, 2002 and 2001

Deloitte & Touche LLP

3000, 700 Second Street SW

Calgary, AB  Canada  T2P 0S7

Telephone     +1 403-267-1700

Facsimile      +1 403-264-2871

Independent Auditors’ Report

To the Shareholders of Baytex Energy Ltd.

We have audited the consolidated balance sheets of Baytex Energy Ltd. as at December 31, 2002 and 2001 and the consolidated statements of operations and deficit and of cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

On March 3, 2003, we reported separately to the board of directors and shareholders of Baytex Energy Ltd. on the consolidated financial statements for the same period, prepared in accordance with Canadian generally accepted accounting principles but which excluded Note 17, United States Accounting Principles and Reporting and Note 18, Condensed Consolidating Financial Information.

(signed)
/s/ Deloitte & Touche LLP
Calgary, Alberta	Chartered Accountants
March 3, 2003

COMMENT BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements.  As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for foreign currency translation to conform to the Canadian Institute of Chartered Accountants recommendation 1650 and adopted the new recommendation 3870 with respect to stock-based compensation.

(signed)
/s/ Deloitte & Touche LLP
Calgary, Alberta	Chartered Accountants
March 3, 2003

Baytex Energy Ltd.

Consolidated Balance Sheets

As at December 31, 2002 and 2001

(thousands)

	2002	2001
		(restated – see notes 2 & 4)
Assets
Current assets
Cash	$4,098	$—
Accounts receivable	52,667	44,300
Properties held for sale	—	46,895
	56,765	91,195

Deferred charges and other assets	8,679	8,674
Petroleum and natural gas properties (note 3)	932,316	867,177
	$997,760	$967,046

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$92,563	$64,334
Bank loan (note 4)	—	73,820
Current portion of long-term debt (note 5)	—	2,000
	92,563	140,154

Long-term debt (note 5)	326,977	330,102
Deferred credits (note 6)	12,181	18,694
Provision for future site restoration costs	21,950	20,541
Future income taxes (note 9)	184,402	146,446
	638,073	655,937

Shareholders’ Equity
Share capital (note 7)	398,176	394,734
Deficit	(38,489)	(83,625)
	359,687	311,109
	$997,760	$967,046

On behalf of the Board

(signed)	(signed)
/s/ John A. Brussa	/s/ W. A. Blake Cassidy
John A. Brussa	W. A. Blake Cassidy
Director

Director

See accompanying notes to the consolidated financial statements.

Baytex Energy Ltd.

Consolidated Statements of Operations and Deficit

Years Ended December 31, 2002 and 2001

(thousands, except per share data)

	2002	2001
		(restated – see note 2)
Revenue
Petroleum and natural gas sales	$365,860	$329,700
Royalties	(58,922)	(57,805)
	306,938	271,895
Expenses
Operating	75,228	83,439
General and administrative	6,743	5,262
Interest (note 5)	25,217	32,942
Foreign exchange (gain) loss (note 2)	(2,691)	16,262
Depletion and depreciation (note 3)	106,834	367,384
Site restoration costs	2,799	3,912
	214,130	509,201

Income (loss) before income taxes	92,808	(237,306)

Income taxes (recovery) (note 9)
Current	9,716	7,128
Future	37,956	(107,327)
	47,672	(100,199)

Net income (loss)	45,136	(137,107)

Retained earnings (deficit), beginning of year, as previously reported	(75,954)	52,555

Accounting policy change (note 2)	(7,671)	927

Retained earnings (deficit), beginning of year, as restated	(83,625)	53,482

Deficit, end of year	$(38,489)	$(83,625)

Net income (loss) per common share (note 8)
Basic	$0.86	$(2.77)
Diluted	$0.85	$(2.77)

See accompanying notes to the consolidated financial statements.

Baytex Energy Ltd.

Consolidated Statements of Cash Flows

Years Ended December 31, 2002 and 2001

(thousands, except per share data)

	2002	2001
		(restated – see note 2)
Cash provided by (used in):

Operating activities
Net income (loss)	$45,136	$(137,107)
Items not affecting cash:
Site restoration costs	2,799	3,912
Amortization of deferred charges	1,052	946
Foreign exchange (gain) loss	(2,691)	16,262
Depletion and depreciation	106,834	367,384
Future income taxes (recovery)	37,956	(107,327)
Cash flow from operations	191,086	144,070
Change in non-cash working capital (note 10)	1,272	5,682
Increase in deferred charges	(1,057)	—
Increase (decrease) in deferred credits (note 6)	(18,694)	18,694
	172,607	168,446

Financing activities
Issue of senior subordinated term notes	—	227,895
Decrease in bank loan and other debt	(76,254)	(88,474)
Increase in deferred charges	—	(9,037)
Increase in deferred credits (note 6)	12,181	—
Repurchase of common shares (note 7)	(55)	(860)
Issue of common shares	3,497	1,444
	(60,631)	130,968

Investing activities
Corporate acquisitions (note 14)	—	(249,152)
Items not affecting cash
Shares issued on acquisition	—	68,104
Assumption of long-term debt	—	36,356
Assumption of working capital	—	(2,734)
	—	(147,426)

Petroleum and natural gas property expenditures	(182,048)	(189,283)
Disposal of petroleum and natural gas properties	55,580	62,582
Properties held for sale	(46,895)	46,895
Change in non-cash working capital (note 10)	65,485	(72,182)
	(107,878)	(299,414)

Change in cash during the year	4,098	—
Cash, beginning of year	—	—

Cash, end of year	$4,098	$—

Cash flow from operations per common share (note 8)
Basic	$3.65	$2.91
Diluted	$3.59	$2.87

See accompanying notes to the consolidated financial statements.

Baytex Energy Ltd.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

(all tabular amounts in thousands, except per share amounts)

1. Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles within the framework of the accounting policies summarized below:

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and partnership from the respective dates of acquisition of the subsidiary companies.  Inter-company transactions and balances are eliminated upon consolidation.

Measurement Uncertainty

Amounts recorded for depreciation and depletion and amounts used for ceiling test calculations are based on estimates of petroleum and natural gas reserves and future costs required to develop those reserves.  The Company’s reserve estimates are reviewed annually by an independent engineering firm.  By their nature, these estimates of reserves and the related future cash flows are subject to measurement uncertainty, and the impact on the financial statements of future periods could be material.

Cash and Cash Equivalents

Cash and cash equivalents include monies on deposit and short-term investments accounted for at cost that have a maturity date of not more that 90 days.

Petroleum and natural gas operations

The Company follows the full cost method of accounting for its petroleum and natural gas operations whereby all costs relating to the exploration for and development of petroleum and natural gas reserves are capitalized in one Canadian cost centre and charged against income, as set out below.  Such costs include land acquisition, drilling of productive and non-productive wells, geological and geophysical, production facilities, carrying costs directly related to unproved properties and corporate expenses directly related to acquisition, exploration and development activities and do not include any costs related to production or general overhead expenses.  These costs along with estimated future costs that are based on current costs and that are incurred in developing proved reserves, are depleted and depreciated on a unit of production basis using estimated gross proved petroleum and natural gas reserves.  For purposes of this calculation, petroleum and natural gas reserves are converted to a common unit of measurement on the basis of their relative energy content where six thousand cubic feet of gas equates to one barrel of oil.  Costs of acquiring and evaluating unproved properties are excluded from costs subject to depletion and depreciation until it is determined whether proved reserves are attributable to the properties or impairment occurs.  Unproved properties are evaluated for impairment on an annual basis.

Gains or losses on sales of properties are recognized only when crediting the proceeds to costs would result in a change of 20 percent or more in the depletion rate.

The net amount at which petroleum and natural gas properties are carried is subject to a cost recovery test (the “ceiling test”).  Under this test, an estimate is made of the ultimate recoverable amount from future net revenues using proved reserves and period end prices, plus the net costs of major development projects and unproved properties, less future removal and site restoration costs, overhead, financing costs and income taxes.  If the net carrying costs exceed the ultimate recoverable amount, additional depletion and depreciation is provided.

Provision for future site restoration costs

Estimates are made of the future site restoration costs relating to the Company’s petroleum and natural gas properties at the end of their economic life, based on year end values, in accordance with current legislative requirements and industry practice.  Annual charges are provided for on a unit of production method.  Actual expenditures incurred are applied against the provision for future site restoration costs.

Joint interests

A portion of the Company’s exploration, development and production activities is conducted jointly with others.  These consolidated financial statements reflect only the Company’s proportionate interest in such activities.

Foreign currency translation

Foreign currency denominated monetary items are translated into Canadian dollars at the exchange rate in effect at the balance sheet date.  Effective January 1, 2002, the Company retroactively adopted the Canadian Institute of Chartered Accountants (CICA) amended accounting standard with respect to accounting for foreign currency translation.  As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recognized in income.

Revenue and expenses are translated at the monthly average rate of exchange.  Translation gains and losses are included in net income.

Deferred charges

Financing costs related to the issuance of the senior secured term notes and the senior subordinated term notes have been deferred and are amortized over the term of the respective notes on a straight-line basis.

Financial instruments

The Company formally documents its risk management objectives and strategies, including the permitted use of derivative financial instruments.  The Company utilizes derivative financial instruments to manage exposures to fluctuations in commodity prices, interest rates and foreign currency exchange rates.  All transactions of this nature entered into by the Company are related to an underlying financial position or to future petroleum and natural gas production.  The Company does not use derivative financial instruments for trading purposes.  Costs and gains on derivative contracts are recognized in income in the same period that the transactions are settled.  The fair values of derivative instruments are not recorded in the balance sheet.

Gains and losses related to derivative financial instruments that have been closed prior to the settlement dates are deferred and recognized in the statement of operations over the original settlement period.

Future Income taxes

Income taxes are accounted for under the liability method of tax allocation, which determines future income taxes based on the differences between assets and liabilities reported for financial accounting purposes and those reported for tax purposes.  Future income taxes are calculated using tax rates anticipated to apply in periods that temporary differences are expected to reverse.

Flow-through shares

The Company has financed a portion of its exploration and development activities through the issue of flow-through shares.  Under the terms of the flow-through share agreements, the tax attributes of the related expenditure are renounced to the subscribers.  Accordingly, the carrying value of the expenditures incurred and the shares issued are recorded net of tax benefits renounced to the subscribers. The Company records the gross carrying value of the expenditures and records a future tax liability for the tax benefits renounced to subscribers.

Stock-Based Compensation

The Company’s stock-based compensation plans are described in note 7.  The Company accounts for employee stock options based on intrinsic values.  No compensation expense is recognized when stock options are issued.  The consideration paid on the exercise of stock options is credited to share capital.  Benefits paid under the stock appreciation rights plan are charged to net income.

Per Share Amounts

Basic net income per share and basic cash flow from operations per share are computed by dividing net income and cash flow from operations by the weighted average number of common shares outstanding during the year.  Diluted per share amounts reflect the potential dilution that could occur if options or warrants to purchase common shares were exercised.  The treasury stock method is used to determine the dilutive effect of stock options and warrants, whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

2.             Changes in Accounting Policy

Foreign Currency

Effective January 1, 2002, the Company retroactively adopted the CICA amended accounting standard with respect to accounting for foreign currency translation.  As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recognized in income.  Previously, these exchange gains and losses were deferred and amortized over the remaining life of the monetary item.  The impact of the amended standard on the year ended December 31, 2002 was to increase net income by $1.8 million (2001 – decrease of $8.6 million).  The effect of this change on the December 31, 2001 Consolidated Balance Sheet is an elimination of the unrealized foreign exchange loss of $13.7 million, a decrease in future income taxes of $6.0 million, and an increase in the deficit of $7.7 million.

Stock-based Compensation

Effective January 1, 2002, the Company adopted the new recommendations of the CICA with respect to stock-based compensation.  In accordance with the new standard, the Company has elected to continue its policy of accounting for employee stock options based on intrinsic values and will disclose the pro forma results of using the fair value based method.  The new recommendations apply to options granted after December 31, 2001.

3.             Petroleum and Natural Gas Properties

	As at December 31,
	2002	2001
Petroleum and natural gas properties	$1,989,246	$1,817,273
Accumulated depletion and depreciation	(1,056,930)	(950,096)
	$932,316	$867,177

During 2002, $6.7 million (2001 - $5.3 million) of corporate expenses relating to exploration and development activities were capitalized.  In calculating the depletion and depreciation provision for 2002, $80.3 million (2001 - $85.3 million) of costs relating to undeveloped properties and materials and supplies of $5.5 million (2001- $7.1 million) were excluded from costs subject to depletion and depreciation.

As a result of the ceiling test performed at December 31, 2001, the Company recorded additional depletion and depreciation on its petroleum and natural gas properties of $234.5 million ($131.3 million net of income tax).

At December 31, 2002, the estimated future site restoration costs to be accrued over the life of the remaining proved reserves are $26.2 million (2001 - $30.0 million).

4.             Bank Loan

	As at December 31,
	2002	2001
Bank loan	$—	$73,820

Bank loan

The bank loan facilities consist of an operating loan and a 364-day revolving loan, which are provided by a syndicate of chartered banks.  The facilities can be drawn in either Canadian or U.S. funds and bear interest at the agent bank’s prime lending rate, bankers’ acceptance rates plus applicable margins or LIBOR rates plus applicable margins.  The facilities are subject to periodic review and are secured by a charge over all of the Company’s assets.  The security is shared pari passu with the senior secured term notes.  At December 31, 2002, the facilities are limited to total commitment under the facilities of $77 million and a $165 million borrowing base of total senior funded debt, which is defined to include the senior secured term notes.

Effective January 1, 2002, the Company has classified borrowing under its bank facilities as a current liability as required by new CICA guidance.  The bank loan at December 31, 2001 has been restated to conform to the current presentation.

5.             Long-Term Debt

	As at December 31,
	2002	2001
Senior secured term notes (US$57 million)	$90,037	$90,778
Senior subordinated term notes (US$150 million)	236,940	238,890
Other long-term debt	—	2,434
	326,977	332,102
Less: current portion	—	2,000
	$326,977	$330,102

Senior secured term notes

On November 13, 1998, the Company issued US$57 million of senior secured term notes, bearing interest at 7.23 percent payable quarterly with principal repayable on November 13, 2004.  These notes are governed by financial and other corporate covenants and are secured by a charge over all of the Company’s assets, which security is shared pari passu with the bank loan facilities.  During 2002, the Company terminated an outstanding interest rate swap agreement associated with these notes.  The gain from the settlement of this contract has been deferred and is being amortized as a reduction of interest expense over the original term of the agreement (note 6).

Senior subordinated term notes

On February 12, 2001, the Company issued US$150 million of senior subordinated term notes bearing interest at 10.5 percent payable semi-annually with principal repayable on February 15, 2011.  These notes are unsecured and are subordinate to the Company’s bank facilities and senior secured term notes.  During 2002, the Company terminated outstanding interest rate swap agreements associated with these notes.  The gain from the settlement of these contracts has been deferred and is being amortized as a reduction of interest expense over the original term of the agreements (note 6).

Interest Expense

The Company has incurred interest expense on its outstanding debt as follows:

	2002	2001
Bank loan	$760	$4,620
Amortization of deferred charges	1,052	946
Long-term debt	23,405	27,376
Total interest	$25,217	$32,942

6.             Deferred Credits

	As at December 31,
	2002	2001
Deferred interest swap settlement (note 5)	$12,181	$—
Deferred commodity contract gain	—	18,694
	$12,181	$18,694

In August 2002, the Company terminated all outstanding interest rate swap agreements for total proceeds of $14.1 million.  This amount has been deferred and is being amortized as a reduction of interest expense over the original terms of the agreements.

During 2001, the Company renegotiated certain derivative contracts related to 2002 commodity prices and received a net payment of $18.7 million.  This amount was recognized in income during 2002.

7.             Share Capital

Authorized

The Company has an unlimited number of common shares in its authorized share capital.

Issued

	2002		2001
	# Shares	Amount	# Shares	Amount
Balance, beginning of year	52,008	$394,734	45,797	$326,767
Shares issued for corporate acquisitions (note 14)	—	—	6,119	68,104
Stock options exercised	820	3,497	314	1,444
Normal course issuer bid	(9)	(55)	(222)	(860)
Future tax related to flow-through shares	—	—	—	(721)
Balance, end of year	52,819	$398,176	52,008	$394,734

Stock options and stock appreciation rights

The Company grants stock options to its employees and directors at the market price of the common shares at the time of the grant.  The options vest over three years and have a term of four years.  At December 31, 2002, 3.7 million common shares (2001 - 4.6 million common shares) of the Company are reserved under the stock option plan for issuance.  Of the 5.1 million options outstanding as of December 31, 2002, 1.4 million options are subject to shareholder ratification.

	# Options	Price Range	Weighted Average Exercise Price
Outstanding December 31, 2000	4,042	$ 3.30 to $ 15.50	$8.26
Granted	2,478	$ 3.51 to $ 13.30	$6.17
Exercised	(314)	$ 3.30 to $ 12.25	$4.84
Cancelled	(1,738)	$ 3.80 to $ 15.50	$11.25
Outstanding December 31, 2001	4,468	$ 3.30 to $ 10.75	$6.19
Granted	1,682	$ 4.40 to $ 7.97	$7.61
Exercised	(820)	$ 3.30 to $ 6.10	$4.27
Cancelled	(204)	$ 4.72 to $ 7.67	$5.78
Outstanding December 31, 2002	5,126	$ 3.51 to $ 10.75	$6.98

The following table summarizes information about the stock options outstanding at December 31, 2002:

	Number Outstanding at December 31, 2002	Weighted Average Remaining Term	Weighted Average Exercise Price	Number Exercisable at December 31, 2002	Weighted Average Exercise Price
		(years)
$ 3.51 to $ 5.00	2,029	2.2	$4.52	901	$4.27
$ 5.01 to $ 7.00	315	2.8	$6.61	77	$6.35
$ 7.01 to $ 9.00	1,712	3.4	$7.87	214	$8.76
$ 9.01 to $ 10.75	1,070	1.8	$10.32	713	$10.32
Total	5,126	2.5	$6.98	1,905	$7.12

The Company accounts for its stock options using intrinsic values.  On this basis, compensation costs are not required to be recognized in the financial statements for stock options granted at market value.  Had compensation costs for the Company’s stock option plan been determined based on the fair-value method at the dates of grants under the plan after January 1, 2002, the Company’s pro-forma net income for the year ended December 31, 2002 would have been reduced by $0.6 million and net income per share would be $0.85.  The weighted average fair market value of options granted in 2002 was $3.65 per option.  The fair value of the stock options granted is estimated on the grant date using the Black-Scholes option-pricing model using the following assumptions: risk free interest rate of 4%; expected life of 4 years; and expected volatility of 57%.

The Company had granted stock appreciation rights (“Rights”) to certain employees.  Holders of the Rights were entitled to receive incentive payments based on the difference between market price of the Company’s common shares and exercise price of the Rights.  The exercise price of the Rights was determined based on the market price of the Company’s common shares at the time the Rights were granted.  The Rights vested over three years and had a term of four years.  During 2002, all 202,334 remaining Rights (2001 – 6,666) were exercised.  The related compensation expense has been included in general and administrative expenses.

Normal course issuer bid

During the year ended December 31, 2002, the Company acquired 9,200 (2001 – 222,400) of its common shares through a normal course issuer bid program at an average cost of $6.03 per share (2001 - $3.87 per share).  The shares purchased under the normal course issuer bid were cancelled.  In January 2003, the Company renewed the normal course issuer bid to purchase up to 5.2 million common shares of the Company during the 12-month period beginning January 7, 2003 and ending January 5, 2004.

Flow-through shares

In accordance with the terms of flow-through share offerings entered into by the Company and one of its subsidiaries, and pursuant to certain provisions of the Income Tax Act (Canada), the Company and its subsidiary fulfilled their commitment to renounce for income tax purposes, exploration expenditures of $1.6 million in 2001 to the subscribers of the flow-through shares.

8.         Net Income and Cash Flow From Operations per Share

The Company applies the treasury stock method to assess the dilutive effect of outstanding stock options on net income and cash flow from operations per share.  The number of shares used in the calculation of diluted net income and cash flow from operations per share is determined as follows:

	2002	2001
Weighted average number of shares outstanding, basic	52,298	49,503
Dilutive effect of stock options	939	701
Weighted average number of shares outstanding, diluted	53,237	50,204

The diluted net income and cash flow from operations per share discussed above did not include 2.8 million (2001- 1.3 million) of stock options because the respective exercise prices exceeded the average market price of the common shares during the year.

9.         Income Taxes

The provision for income taxes has been computed as follows:

	2002	2001
Income (loss) before income taxes	$92,808	$(237,306)
Expected income taxes (recovery) at the statutory rate of 43.9% (2001 - 44.0%)	$40,743	$(104,415)
Increase (decrease) in taxes resulting from:
Crown royalties	21,153	19,870
Resource allowance	(26,308)	(22,560)
Alberta royalty tax credit	(219)	(224)
Rate change	(138)	183
Other	2,725	(181)
Large Corporation Tax and provincial capital tax	9,716	7,128
Provision for income taxes	$47,672	$(100,199)

The components of future income taxes are as follows:

	As at December 31,
	2002	2001
Future income tax liabilities:
Capital assets	$202,429	$173,430
Future income tax assets:
Abandonment costs	(9,638)	(9,038)
Attributed Canadian Royalty Income	(4,475)	(5,263)
Share issue costs	(2,833)	(4,398)
Loss carry-forward	(323)	(7,528)
Other	(758)	(757)
Future income taxes	$184,402	$146,446

10.          Cash Flow Information

Increase (Decrease) in Non-Cash Working Capital Items

	2002	2001
Current assets	$38,528	$(23,440)
Current liabilities	28,229	(43,060)
	$66,757	$(66,500)

	2002	2001
Changes in non cash working capital related to:
Operating activities	$1,272	$5,682
Investing activities	65,485	(72,182)
	$66,757	$(66,500)

During the year the Company made the following cash outlays in respect of interest expense and current income taxes.

	2002	2001
Interest	$25,482	$22,889
Current income taxes (refund)	$(3,298)	$15,459

11.          Financial Instruments

The Company’s financial instruments recognized in the balance sheet consist of accounts receivable, current liabilities and long-term borrowings.  The estimated fair values of financial instruments have been determined based on the Company’s assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction.

The fair values of financial instruments other than long-term borrowings approximate their carrying amounts due to the short-term maturity of these instruments.  At December 31, 2002 and 2001, the reported values of the Company’s senior secured term notes, bank loan and other long-term debt approximate their fair values.  At December 31, 2002, the trading value of the Company’s senior subordinated term notes was 105% in relation to par (2001- 95%).

12.          Derivative Contracts

The nature of the Company’s operations results in exposure to fluctuations in commodity prices, exchange rates and interest rates.  The Company monitors and, when appropriate, utilizes derivative contracts to manage its exposure to these risks.  The Company is exposed to credit-related losses in the event of non-performance by counter-parties to these contracts.  In 2002, petroleum and natural gas sales were reduced by $8.3 million (2001 - $9.5 million) due to derivative contracts.

At December 31, 2002, the Company had derivative contracts for the following:

	Period	Volume	Price	Index
Oil
Price collar	Calendar 2003	2,500 bbl/d	US$20.00 – $26.05	WTI
Price collar	Calendar 2003	5,000 bbl/d	US$20.00 – $26.60	WTI
Price collar	Calendar 2003	2,500 bbl/d	US$20.00 – $27.00	WTI

The fair value of the oil derivative contracts at December 31, 2002 is an unrecognized liability of $12.3 million.

	Period	Amount	Exchange Rate	Unrecognized loss at December 31, 2002
Foreign currency swap	January 1998 to December 2005	US$315,000 per month	CAD/USD $1.4228	$2,008

13.          Commitments

In October 2002, the Company entered into a long-term crude oil supply contract with a third party that requires the delivery of 20,000 barrels per day of Lloydminster Blend crude oil at a price fixed at 71% of NYMEX WTI oil price.  The contract is for an initial term of five years commencing January 1, 2003.  The volumes contracted under this contract will increase from 9,000 barrels per day in January 2003 to 20,000 barrels per day in October 2003 and thereafter.

For the period November 1, 2002 to October 31, 2003, the Company has entered into natural gas sales contracts with third parties for 15,000 GJ per day for fixed prices averaging $5.35/GJ and 10,000 GJ per day of collar contracts with prices between $4.20/GJ and $7.22/GJ.

14.          Corporate Acquisitions

Effective May 1, 2001, the Company acquired all of the issued and outstanding shares of OGY Petroleums Ltd. (“OGY”), a public company involved in the exploration, development and production of oil and natural gas in Western Canada.  The acquisition has been accounted for by the purchase method of accounting as follows:

Consideration
Cash	$50,683
Transaction costs	3,100
53,783
Issue of 1,169,481 common shares	14,057
$67,840
Net Assets Acquired
Petroleum and natural gas properties	$116,607
Future income taxes	(36,127)
Future site restoration costs	(1,844)
78,636
Working capital deficiency	(4,809)
Long-term debt	(5,987)
$67,840

Effective June 1, 2001, the Company acquired all of the issued and outstanding shares of Triumph Energy Corporation (“Triumph”), a public company involved in the exploration, development and production of oil and natural gas in Western Canada.  The acquisition has been accounted for by the purchase method of accounting as follows:

Consideration
Cash	$82,337
Transaction costs	11,306
93,643
Issue of 4,949,245 common shares	54,047
$147,690
Net Assets Acquired
Petroleum and natural gas properties	$248,480
Future income taxes	(77,751)
Future site restoration costs	(213)
170,516
Working capital	7,543
Long-term debt	(30,369)
$147,690

15.          Subsequent Event

On March 3, 2003, the Company signed an agreement to sell certain crude oil and natural gas assets for total cash consideration of $133.3 million.  The sale is subject to certain conditions and is scheduled to close by the end of March 2003.  Upon closing of this transaction, the Company intends to use the proceeds for debt reduction and general corporate purposes.

16.          Comparative Figures

Certain comparative figures have been reclassified to conform to the current years’ presentation.

17.          Differences Between Canadian and United States Generally Accepted Accounting Principles

Reconciliation Of Financial Statements To United States Generally Accepted Accounting Principles

The consolidated financial statements included in the Baytex Energy Ltd.’s 2002 Annual Report have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which in most respects, conform to generally accepted accounting principles in the United States (“U.S. GAAP”). The significant differences in those principles, as they apply to the Company, are as follows:

(a)                                  Under U.S. GAAP, the carrying value of petroleum and natural gas properties and related facilities, net of future or deferred income taxes, is limited to the present value of after tax future net revenue from proven reserves, discounted at 10 percent, (based on prices and costs at the balance sheet date) plus the lower of cost and fair value of unproven properties.  Under Canadian GAAP, this “ceiling test” is calculated without application of a discount factor but interest and general and administrative expenses are deducted.

As a result of applying the U.S. GAAP ceiling test in prior years, the Company recorded additional depletion of $106.1 million before income tax.  At December 31, 2001, the application of the full cost ceiling test under U.S. GAAP resulted in a write-down of capitalized costs of $234.6 million ($131.4 million after tax).  Where the amount of a ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depletion, depreciation, and amortization will differ in subsequent years.

The calculation of depletion and depreciation under U.S. GAAP will also differ from the Canadian GAAP calculation, as the calculation is done with proven reserves as defined by the Securities and Exchange Commission in the United States.

(b)                                 Under U.S. GAAP, the provision for future site restoration costs is recorded as a reduction of capital assets.

(c)                                  The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (FAS 123) which establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by the FAS 123, Baytex has elected to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board Opinion 25 (“APB 25”). Since all options were granted with exercise price equal to the market price at the date of the grant, no compensation cost has been charged to income at the time of the option grants. Had compensation cost for the Baytex’s stock options been determined based on the fair market value at the grant dates of the awards consistent with methodology prescribed by FAS 123, “Accounting for Stock-Based Compensation”, Baytex’s net income (loss) and net income (loss) per share for years ended December 31, 2002 and 2001 would have been the pro forma amounts indicated below:

	Years ended December 31,
	2002	2001
Net Income (loss):
As Reported	$22,889	$(124,963)
Deduct: total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(612)	(398)
Pro forma	$22,277	$(125,361)
Net Income (loss) per share—Basic:
As Reported	$0.44	$(2.52)
Pro forma	$0.43	$(2.53)
Net Income (loss) per share—Diluted:
As Reported	$0.43	$(2.52)
Pro forma	$0.42	$(2.52)

The weighted average fair market value of options granted in 2002 was $3.65 per option (2001 - $2.46).  The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001
Risk-free interest rate (percent)	4.0	5.0
Volatility in the price of the Company’s common shares	57	61
Expected life (years)	4	4
Dividends paid	Nil	Nil

APB 25 also requires recognition of compensation cost with respect to changes in intrinsic value for variable employee stock compensation plans. As a result of the modifications to the terms of employee stock options, the modified options are subject to variable plan accounting, which results in an increase of compensation cost of $3.7 million for the year ended December 31, 2002 (2001 – reduction in compensation cost of $0.8 million) for U.S. GAAP purposes.

(d)                                 Effective January 1, 2002, the Company retroactively adopted the Canadian Institute of Chartered Accountants (CICA) amended accounting standard with respect to accounting for foreign currency translation.  As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recognized in income.  Previously under Canadian GAAP, these exchange gains and losses were deferred and amortized over the remaining life of the monetary item.  The effect of this change is to make the accounting for exchange gains and losses on foreign denominated long-term monetary items consistent under both Canadian GAAP and U.S. GAAP.  The U.S. GAAP reconciliation for the years presented have been retroactively restated as there is no longer a difference in accounting principles.

(e)                                  The Company adopted the liability method of accounting for income taxes in 2000 retroactively without restatement.  The liability method of accounting for income taxes is similar to Statement of Financial Accounting Standards No. 109, which requires the use of the asset and liability method. The Canadian GAAP liability method requires the measurement of future income tax liabilities and assets using income tax rates that reflect enacted income tax rate reductions provided it is more likely than not that the Company will be eligible for such rate reductions in the period of reversal. U.S. GAAP allows recording of such reductions only when claimed.

(f)                                    On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative instruments and Hedging Activities” (FAS 133), as modified by Statement No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities”.  The statement, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.  This statement requires an entity to establish, at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity’s approach to managing risk.  At December 31, 2002, the Company’s financial instruments would be recorded as a liability on the balance sheet at their fair value of $14.3 million (2001 – an asset on the balance sheet of $12.9 million).  FAS 133 also requires that gain and losses on financial instruments be included in the statement of operations when settled.  As a result, $12.2 million realized on the settlement of interest rate swap derivative contracts would be included as an increase of the net income for December 31, 2002 and the $18.7 million realized on the renegotiation of financial derivative contracts would be included as a reduction of the net loss for December 31, 2001 for U.S. GAAP.

(g)                                 Under U.S. GAAP, the presentation in current assets of assets held for sale would not be permitted, as the sale of the properties had not occurred.  Accordingly, this amount is included in long-term assets for U.S. GAAP at December 31, 2001.  The proceeds from the sale of the properties were deducted from the petroleum and natural gas properties during the year ended December 31, 2002 when the sales occurred in accordance with the full cost accounting standards under U.S. GAAP.

(h)                                The income tax effect of the items noted in (a) through (g) for the year ended December 31, 2002 is a decrease in income taxes of $15.9 million (2001 – increase of $8.9 million).

(i)                                     Statement of Financial Accounting Standards No. 130 “Comprehensive Income” requires the reporting of comprehensive income in addition to net earnings. Comprehensive income includes net income plus other comprehensive income. Management believes that it has no other comprehensive income; accordingly comprehensive income is equivalent to net income.

Consolidated Statements of Operations

The application of U.S. GAAP would have the following effect on net earnings as reported:

Years Ended December 31

	2002	2001
Net income (loss) for the year – Canadian GAAP	$45,136	$(137,107)
Adjustments:
Depletion (a)	(2,613)	(11,041)
Ceiling test write-down (a)	—	(266)
Compensation cost (c)	(1,873)	787
Deferred revenue (f)	(18,694)	18,694
Interest rate swaps (f)	12,181	—
Financial derivative instruments (f)	(27,193)	12,893
Income taxes (h)	15,945	(8,923)
Net income (loss) for the year – U.S. GAAP	$22,889	$(124,963)

Net income (loss) per share – U.S. GAAP
Basic	$0.44	$(2.52)
Diluted	$0.43	$(2.52)

Consolidated Balance Sheets

The application of U.S. GAAP would have the following effect on the Consolidated Balance Sheets as reported:

	December 31, 2002
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Capital assets (a)	$932,316	$(120,091)	$790,275
(b)		(21,950)

Liabilities:
Provision for site restoration costs (b)	21,950	(21,950)	—
Future income taxes	184,402	(57,398)	127,004
Deferred credits (f)	12,181	(12,181)	—
Financial derivative instruments (f)	—	14,300	14,300

Shareholders’ equity:
Share capital	398,176	13,942	412,118
Retained earnings (deficit) – see below	(38,489)	(87,500)	(125,989)

	December 31, 2001
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Current assets (g)	$91,195	$(46,895)	$44,300

Capital assets (a)	867,177	(117,478)	776,053
(b)		(20,541)
(g)		46,895

Financial derivative instruments (f)	—	12,893	12,893

Liabilities:
Provision for site restoration costs (b)	20,541	(20,541)	—
Future income taxes	146,446	(41,453)	104,993
Deferred credits (f)	18,694	(18,694)	—

Shareholders’ equity:
Share capital	394,734	13,942	408,676
Retained earnings (deficit) – see below	(83,625)	(65,252)	(148,877)

	December 31,
	2002	2001
Retained earnings (deficit) - Canadian GAAP	$(38,489)	$(83,625)
Adjustments to depletion	(128,163)	(125,550)
Flow through share differences	(13,942)	(13,942)
Compensation expense	(1,873)	—
Financial derivative instruments	(14,300)	12,893
Deferred credits	12,181	18,694
Adjustments to future income taxes	58,597	42,653
Retained earning (deficit) - U.S. GAAP	$(125,989)	$(148,877)

Consolidated Statements of Cash Flows

The consolidated statements of cash flows includes, under investing activities, items not affecting cash, related to the non-cash elements of corporate acquisitions.  This disclosure is provided in order to disclose the aggregate costs related to such activities and to then deduct the related non-cash amounts to arrive at the cash amounts.  This presentation is not permitted under U.S. GAAP.

Additional U.S. GAAP Disclosure

Under Canadian GAAP, companies are permitted to provide supplementary measures of earnings and earnings per share in the consolidated financial statements, provided that these measures are not given the same prominence as reported earnings and earnings per share.  For the purpose of reporting under U.S GAAP, companies do not disclose supplementary measures of net earnings and earnings per share.

Recent Developments in U.S. Accounting

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.141 “ Business Combinations” (FAS 141) and No. 142 “Goodwill and Other Intangible Assets” (FAS 142).  FAS 141 requires the purchase method of accounting to be used for all business combinations after July 1, 2002.  FAS 142 requires that goodwill and intangible assets with an indefinite useful life no longer be amortized, but instead tested for impairment at least annually.  The Company has no goodwill or other intangible assets that were impacted by the adoption of FAS 142.

The Financial Accounting Standards Board (FASB) issued Statement No. 143, “Accounting for Asset Retirement Obligations” (FAS 143) in June 2001.  FAS 143 requires liability recognition for retirement obligations associated with tangible long-lived assets.  The initial measurement of the asset retirement obligation is to be at fair value.  The asset retirement cost equal to the fair value of the retirement obligation is to be capitalized as part of the cost of the related long-lived asset and amortized to expense over the useful life of the asset.  Enterprises are required to adopt FAS 143 for fiscal years beginning after June 15, 2002.  The Company is currently assessing the impact that adoption of this standard would have on its consolidated financial position and results of operations.

In January 2003, the FASB issued Statement No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure re: Amendment of FAS 123”.  FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation.  In addition, FAS 148 amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting and the effect of the method on reported results.  This statement has no material impact on the Company, as there is no current plan to adopt the fair value method of accounting for stock-based compensation.

18.          Condensed Consolidating Financial Information

The Company issued debt securities on February 12, 2001, which are fully and unconditionally guaranteed on a joint and several basis by the Company’s wholly-owned subsidiaries, including the Baytex Energy Partnership.  On January 1, 2001, the Company and its wholly-owned subsidiaries contributed substantially all of their producing properties to the partnership.  As a result subsequent to January 1, 2001, the Company became primarily a holding company with no material operations, sources of income or assets other than its equity interests in its subsidiaries, including the partnership.  In May 2001, the Company acquired OGY Petroleums Ltd. and Triumph Energy Corporation.  These companies became wholly-owned subsidiaries and partners in the partnership.  Both OGY Petroleums Ltd. and Triumph Energy Corporation contributed substantially all of their producing properties to the partnership in May 2001.  Effective January 1, 2002, OGY Petroleums Ltd. and Triumph Energy Corporation were amalgamated into the parent company, Baytex Energy Ltd.

BAYTEX ENERGY LTD.

CONSOLIDATING STATEMENT OF OPERATIONS

For the year ended December 31, 2002

	Parent Company	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Revenue
Petroleum and natural gas sales	$464	$365,396	$—	$365,860
Royalties	—	(58,922)	—	(58,922)
	464	306,474	—	306,938
Expenses
Operating	—	75,228	—	75,228
General and administrative	6,819	(76)	—	6,743
Interest	25,217	—	—	25,217
Foreign exchange (gain)	(2,691)	—	—	(2,691)
Depletion and depreciation	708	91,366	14,760	106,834
Site restoration costs	—	2,799	—	2,799
	30,053	169,317	14,760	214,130

Income (loss) before the following	(29,589)	137,157	(14,760)	92,808

Equity in net earnings of subsidiaries	128,645	—	(128,645)	—

Income (loss) before income taxes	99,056	137,157	(143,405)	92,808

Income taxes (recovery)
Current	7,676	2,040	—	9,716
Future	26,450	6,472	5,034	37,956
	34,126	8,512	5,034	47,672

Net income (loss) – Canadian GAAP	64,930	128,645	(148,439)	45,136
Adjustments (as outlined in Note 17)
Depletion	—	(2,247)	(366)	(2,613)
Compensation cost	(1,873)	—	—	(1,873)
Deferred revenue	—	(18,694)	—	(18,694)
Interest rate swaps	12,181	—	—	12,181
Financial derivative instruments	—	(27,193)	—	(27,193)
Income taxes	(5,347)	21,131	161	15,945
Net income (loss) – U.S. GAAP	$69,891	$101,642	$(148,644)	$22,889

BAYTEX ENERGY LTD.

CONSOLIDATING BALANCE SHEET

December 31, 2002

	Parent Company	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$4,098	$—	$—	$4,098
Current assets	51,659	1,008	—	52,667
Inter-company receivable	83,247	149,353	(232,600)	—
Investment in subsidiaries and partnership	911,878	153,512	(1,065,390)	—
Deferred charges	8,679	—	—	8,679
Petroleum and natural gas properties	16,297	800,912	115,107	932,316
	$1,075,858	$1,104,785	$(1,182,883)	$997,760

Liabilities
Accounts payable and accrued liabilities	$78,876	$13,687	$—	$92,563
Inter-company payable	149,353	83,247	(232,600)	—
Long-term debt	326,977	—	—	326,977
Deferred credits	12,181	—	—	12,181
Provision for site restoration costs	—	21,950	—	21,950
Future income taxes	91,550	16,049	76,803	184,402
	658,937	134,933	(155,797)	638,073

Shareholders’ Equity
Share capital	398,176	934,417	(934,417)	398,176
Retained earnings (deficit)	18,745	35,435	(92,669)	(38,489)
	416,921	969,852	(1,027,086)	359,687
	$1,075,858	$1,104,785	$(1,182,883)	$997,760

The application of U.S. GAAP (outlined in Note 17) would have the following effect on the condensed consolidating balance sheet at December 31, 2002:

	Parent Company
	December 31, 2002
	As Reported	Increase (Decrease)	U.S. GAAP
Liabilities:
Deferred credits	12,181	(12,181)	—
Future income taxes	91,550	(18,816)	72,734

Shareholders’ equity:
Share capital	398,176	13,942	412,118
Retained earnings – see below	18,745	42,844	61,589

December 31,
2002
Retained earnings under Canadian GAAP	$18,745
Flow through share differences	(13,942)
Compensation expense	(1,873)
Deferred credits	12,181
Adjustments to future income taxes	46,478
Retained earnings under U.S. GAAP	$61,589

	Guarantor Subsidiaries
	December 31, 2002
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Capital assets	800,912	(117,350)	661,612
		(21,950)

Liabilities:
Provision for site restoration costs	21,950	(21,950)	—
Future income taxes	16,049	(23,123)	(7,074)
Financial derivative instruments	—	14,300	14,300

Shareholders’ equity:
Retained earnings (deficit) – see below	35,435	(128,808)	(93,373)

December 31,
2002
Retained earnings under Canadian GAAP	$35,435
Adjustments to depletion	(125,422)
Financial derivative instruments	(14,300)
Adjustments to income taxes	10,914
Retained earning (deficit) under U.S. GAAP	$(93,373)

	Consolidated
	December 31, 2002
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Capital assets	932,316	(120,091)	790,275
		(21,950)

Liabilities:
Provision for site restoration costs	21,950	(21,950)	—
Future income taxes	184,402	(57,398)	127,004
Deferred credits	12,181	(12,181)	—
Financial derivative instruments	—	14,300	14,300

Shareholders’ equity:
Share capital	398,176	13,942	412,118
Retained earnings (deficit) – see below	(38,489)	(87,500)	(125,989)

December 31,
2002
Retained earnings (deficit) - Canadian GAAP	$(38,489)
Adjustments to depletion	(128,163)
Flow through share differences	(13,942)
Compensation expense	(1,873)
Financial derivative instruments	(14,300)
Deferred credits	12,181
Adjustments to future income taxes	58,597
Retained earning (deficit) - U.S. GAAP	$(125,989)

BAYTEX ENERGY LTD.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

	Parent Company	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net income (loss)	$64,930	$128,645	$(148,439)	$45,136
Items not affecting cash:
Site restoration costs	—	2,799	—	2,799
Amortization of deferred charges	1,052	—	—	1,052
Foreign exchange (gain)	(2,691)	—	—	(2,691)
Depletion and depreciation	708	91,366	14,760	106,834
Future income taxes	26,450	6,472	5,034	37,956
Cash flow from operations	90,449	229,282	(128,645)	191,086
Equity in net earnings of subsidiaries	(128,645)	—	128,645	—
Changes in non-cash working capital	15,050	(13,778)	—	1,272
Increase in deferred charges	(1,057)	—	—	(1,057)
Deferred credits	—	(18,694)	—	(18,694)
	(24,203)	196,810	—	172,607

FINANCING
Decrease in bank loan and other debt	(76,254)	—	—	(76,254)
Increase in deferred credits	12,181	—	—	12,181
(Increase) decrease in inter-company receivable	54,490	(143,422)	88,932	—
Increase (decrease) in inter-company payable	34,442	54,490	(88,932)	—
Repurchase of common shares	(55)	—	—	(55)
Increase in common shares	3,497	—	—	3,497
	28,301	(88,932)	—	(60,631)
INVESTING
Petroleum and natural gas property expenditures
Disposal of petroleum and natural gas properties	—	(182,048)	—	(182,048)
Properties held for sale	—	55,580	—	55,580
Change in non-cash working capital	—	(46,895)	—	(46,895)
	—	65,485	—	65,485
	—	(107,878)	—	(107,878)

CHANGE IN CASH DURING THE YEAR	4,098	—	—	4,098

CASH POSITION, BEGINNING OF YEAR	—	—	—

CASH POSITION, END OF YEAR	$4,098	$—	$—	$4,098

BAYTEX ENERGY LTD.

CONSOLIDATING STATEMENT OF OPERATIONS

For the year ended December 31, 2001

	Parent Company	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Revenue
Petroleum and natural gas sales	$6,926	$322,774	$—	$329,700
Royalties	(1,321)	(56,484)	—	(57,805)
	5,605	266,290	—	271,895
Expenses
Operating	2,173	81,266	—	83,439
General and administrative	5,220	42	—	5,262
Foreign exchange	16,262	—	—	16,262
Interest	32,942	—	—	32,942
Depletion and depreciation	21,872	267,960	77,552	367,384
Site restoration costs	67	3845	—	3,912
	78,536	353,113	77,552	509,201

Income (loss) before the following	(72,931)	(86,823)	(77,552)	(237,306)

Equity in net earnings (loss) of subsidiaries	(81,795)	—	81,795	—

Income (loss) before income taxes	(154,726)	(86,823)	4,243	(237,306)

Income taxes (recovery)
Current	7,128	—	—	7,128
Future	(80,676)	(5,028)	(21,623)	(107,327)
	(73,548)	(5,028)	(21,623)	(100,199)

Net income (loss) – Canadian GAAP	(81,178)	(81,795)	25,866	(137,107)
Adjustments (as outlined in note 17)
Depletion	(552)	(8,170)	(2,319)	(11,041)
Ceiling test write-down	(13)	(197)	(56)	(266)
Compensation cost	787	—	—	787
Deferred revenue	—	18,694	—	18,694
Financial derivative instruments	—	12,893	—	12,893
Income taxes	249	(10,217)	1,045	(8,923)
Net income (loss) – U.S. GAAP	$(80,707)	$(68,792)	$24,536	$(124,963)

BAYTEX ENERGY LTD.

CONSOLIDATING BALANCE SHEET

December 31, 2001

	Parent Company	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$—	$—	$—	$—
Current assets	38,011	53,184	—	91,195
Inter-company receivable	137,737	149,672	(287,409)	—
Investment in subsidiaries and partnership	692,009	315,511	(1,007,520)	—
Deferred financing costs	8,674	—	—	8,674
Petroleum and natural gas properties	79,194	481,264	306,719	867,177

	$955,625	$999,631	$(988,210)	$967,046

Liabilities
Accounts payable and accrued liabilities	$52,178	$14,156	$—	$66,334
Inter-company payable	149,672	137,737	(287,409)	—
Long-term debt	403,922	—	—	403,922
Deferred credits	—	18,694	—	18,694
Provision for site restoration costs	67	20,474	—	20,541
Future income taxes	(22,127)	21,381	147,192	146,446

	583,712	212,442	(140,217)	655,937

Shareholders’ Equity
Share capital	394,734	863,315	(863,315)	394,734
Retained earnings (deficit)	(22,821)	(76,126)	15,322	(83,625)
	371,913	787,189	(847,993)	311,109
	$955,625	$999,631	$(988,210)	$967,046

The application of U.S. GAAP (outlined in Note 17) would have the following effect on the condensed consolidating balance sheet at December 31, 2001:

	Parent Company
	December 31, 2001
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Capital assets	79,194	(565)	78,562
		(67)

Liabilities:
Provision for site restoration costs	67	(67)	—
Future income taxes	(22,127)	13,469	(8,658)

Shareholders’ equity:
Share capital	394,734	13,942	408,676
Retained earnings (deficit) – see below	(22,821)	37,318	14,497

December 31,
2001
Retained earnings (deficit) under Canadian GAAP	$(22,821)
Adjustments to depletion	(565)
Flow through share differences	(13,942)
Adjustments to future income taxes	51,825
Retained earning (deficit) under U.S. GAAP	$14,497

	Guarantor Subsidiaries
	December 31, 2001
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Current assets	53,184	(46,895)	6,289

Capital assets	481,264	(114,538)	393,147
		(20,474)
		46,895

Financial derivative instruments	—	12,893	12,893

Liabilities:
Provision for site restoration costs	20,474	(20,474)	—
Future income taxes	21,381	(1,992)	19,389
Deferred credits	18,694	(18,694)	—

Shareholders’ equity:
Retained earnings (deficit) – see below	(76,126)	(101,240)	(177,366)

December 31,
2001
Retained earnings (deficit) under Canadian GAAP	$(76,126)
Adjustments to depletion	(122,610)
Financial derivative instruments	12,893
Deferred credits	18,694
Adjustments to income taxes	(10,217)
Retained earning (deficit) under U.S. GAAP	$(177,366)

	Consolidated
	December 31, 2001
	As Reported	Increase (Decrease)	U.S. GAAP
Assets:
Current assets	$91,195	$(46,895)	$44,300

Capital assets	867,177	(117,478)	776,053
		(20,541)
		46,895

Financial derivative instruments	—	12,893	12,893

Liabilities:
Provision for site restoration costs	20,541	(20,541)	—
Future income taxes	146,446	(41,453)	104,993
Deferred credits	18,694	(18,694)	—

Shareholders’ equity:
Share capital	394,734	13,942	408,676
Retained earnings (deficit) – see below	(83,625)	(65,252)	(148,877)

December 31,
2001
Retained earnings (deficit) – Canadian GAAP	$(83,625)
Adjustments to depletion	(125,550)
Flow through share differences	(13,942)
Financial derivative instruments	12,893
Deferred credits	18,694
Adjustments to future income taxes	42,653
Retained earning (deficit) – U.S. GAAP	$(148,877)

BAYTEX ENERGY LTD.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

	Parent Company	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net income (loss)	$(81,178)	$(81,795)	$25,866	(137,107)
Items not affecting cash:
Site restoration costs	67	3,845	—	3,912
Amortization of deferred charges	946	—	—	946
Foreign exchange loss	16,262	—	—	16,262
Depletion and depreciation	21,872	267,960	77,552	367,384
Future income taxes (recovery)	(80,676)	(5,028)	(21,623)	(107,327)
Cash flow from operations	(122,707)	184,982	81,795	144,070
Equity in net earnings of subsidiaries	81,795	—	(81,795)	—
Changes in non-cash working capital	(3,346)	9,028	—	5,682
Increase in deferred credits	—	18,694	—	18,694
	(44,258)	212,704	—	168,446

FINANCING
Issue of senior subordinated term notes	227,895	—	—	227,895
Increase (decrease) in bank loan	(90,304)	(2,702)	4,532	(88,474)
Increase in deferred charges	(9,037)	—	—	(9,037)
(Increase) decrease in inter-company receivable	(57,613)	(178,463)	236,076	—
Increase (decrease) in inter-company payable	178,463	57,613	(236,076)	—
Repurchase of common shares	(860)	—	—	(860)
Increase in common shares	1,444	—	—	1,444
	249,988	(123,552)	4,532	130,968

INVESTING
Corporate acquisitions	(249,152)	—	—	(249,152)
Items not involving cash:
Shares issued on acquisition	68,104	—	—	68,104
Assumption of long-term debt	36,356	—	—	36,356
Assumption of working capital	(2,734)	—	—	(2,734)
	(147,426)	—	—	(147,426)

Petroleum and natural gas property expenditures	(59,696)	(129,587)	—	(189,283)
Disposal of petroleum and natural gas properties	1,392	61,190	—	62,582
Properties held for sale	—	46,895	—	46,895
Change in non-cash working capital	—	(72,182)	—	(72,182)
	(205,730)	(93,684)	—	(299,414)

CHANGE IN CASH DURING THE YEAR	—	(4,532)	4,532	—

CASH POSITION, BEGINNING OF YEAR	—	4,532	(4,532)	—

CASH POSITION, END OF YEAR	$—	$—	$—	$—